Exhibit 99.1

Ramco-Gershenson Announces the Closing of Its New Corporate Credit Facilities

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--December 14, 2009--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has closed on its new $217 million secured credit facility with the Company’s bank group led by KeyBank National Association. The new financing is comprised of a three-year, $150 million secured revolving credit facility, which includes a built in accordion feature allowing up to $50 million in additional borrowings, as well as a new $67 million amortizing secured term loan. The new $150 million secured revolving credit facility matures December of 2012 and replaces the Company’s former $150 million unsecured revolving credit facility. The new $67 million term loan replaces the Company’s $100 million secured term loan that was scheduled to mature December 2010. The new term loan will require an amortization payment of $33 million by September 2010 and a final payment of $34 million by June 2011. The Company also amended its secured revolving credit facility for The Town Center at Aquia. The Aquia credit facility was reduced from $40 million to $20 million and has a new scheduled maturity date of December 31, 2010, with two-one year extension options. Pricing on the credit facilities and term loan is LIBOR plus 350 basis points with a 2% LIBOR floor.

“Our new financing transactions, which include the amortizing term loan and reduced Aquia facility, help to further our initiative to deleverage the balance sheet while reducing our exposure to short-term debt refinancing,” said Dennis Gershenson, President and Chief Executive Officer. "Additionally, we are pleased with the continued cooperation from our bank group, which we believe is a testament to the strength and quality of our shopping center portfolio.”

Other participating banks in the transaction include JP Morgan Chase Bank, N.A., Bank of America, N.A., Deutsche Bank Trust Company Americas, PNC Bank National Association, Commerzbank AG New York and Grand Cayman Branches, Comerica Bank, The Huntington National Bank and Fifth Third Bank.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Company owns interests in 88 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release contains forward-looking statements with respect to the expected annual dividend rate. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.

CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, Director of Investor Relations and Corporate Communications
248-592-6202